Exhibit (d)(7)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

SEQUANS COMMUNICATIONS USER EQUIPMENT SOLUTION

LTE TECHNOLOGY ACCESS AND LICENSE AGREEMENT

This is an LTE Technology Access and License Agreement (the “TALA”) dated as of September 3, 2020 (the “Effective Date”), between

1°. - SEQUANS COMMUNICATIONS, French company incorporated under the form of Société Anonyme, registered with the NANTERRE CORPORATE REGISTER (R.C.S.) under the number 450 249 677, and having its registered office located at 15-55 boulevard Charles de Gaulle, 92700 Colombes (France), hereafter referred to as « SEQUANS »,

and

2°. RENESAS ELECTRONICS CORPORATION, a company incorporated under the laws of Japan, having its registered office located at TOYOSU FORESIA, 3-2-4 Toyosu, Koto-ku, Tokyo 135-0061 (Japan), on behalf of itself and its subsidiaries and affiliates, hereafter referred to as the “LICENSEE”,

Together referred to as “THE PARTIES”

WHEREAS,

SEQUANS’ business is designing, developing, selling and licensing system-on-chip solutions for 4G wireless systems based on the LTE (Long Term Evolution) standard. In particular, SEQUANS has developed a user equipment station solution for LTE, the “UE SOLUTION”, whose features are detailed under Exhibit A attached hereto.

The UE SOLUTION has been developed by SEQUANS in order to be used as a whole, including both its software and hardware (i.e. the system-on-chip) components.

LICENSEE has expressed the wish to obtain a license of the UE SOLUTION for the purpose of developing and distributing its own products incorporating such UE SOLUTION.

NOW THEREFORE, THE PARTIES have agreed upon the terms and conditions of such license as set forth herein.

License_Agreement_UE_LTE_20200903	1

SECTION 1. DEFINITIONS

1.1

“BUSINESS PRACTICES”: all information relating to business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel, and business relationships.

1.2

“CONFIDENTIAL INFORMATION”: all information proprietary to SEQUANS or to LICENSEE, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work under applicable laws. Confidential Information also includes information relating to the INTELLECTUAL PROPERTY and Business Practices of SEQUANS or LICENSEE. Confidential Information does not include information which (1) was already known to a party prior to its contact with the other party, (2) becomes generally available to the public other than through a breach of this LICENSE, (3) is furnished to a party by a third party who is lawfully in possession of such information and who lawfully conveys that information, or (4) is subsequently developed by a receiving party (the “Receiving Party”) independently, as established by the party’s written records, of the information received from the disclosing party (the “Disclosing Party”).

1.3

“STANDARD ESSENTIAL IPR” means those claims of patents, patent applications, or any other intellectual property rights that would necessarily be infringed by remaining compliant with the3GPP standard including optional implementations thereof provided for in the standards on technical but not commercial grounds taking into account normal technical practice and the state of art generally available at the time of standardization.

1.4

“INTELLECTUAL PROPERTY”: all information relating to research and development, inventions, discoveries, developments, improvements, methods and processes, know-how, drawings, blueprints, specifications, product briefs, algorithms, computer programs and software, works, concepts, designs, ideas, presentation materials, outlines, scripts, text, sketches, photographs, logos, graphics, prototypes, models, samples, screens, molds, lasts, patents, copyrights, trademarks, trade names, trade secrets, formulae, writings, notes, and all other creative materials created and produced by a party.

1.5	“LICENSE FEE”: the fee to be paid by LICENSEE to SEQUANS in consideration of the license granted in section 2.

1.6	“LICENSEE PRODUCT”: a product designed by or for the LICENSEE and which incorporates the LICENSED SOLUTION.

1.7

“SEQUANS TECHNOLOGY”: SEQUANS Deliverables, SOFTWARE BINARY CODE, SOFTWARE SOURCE CODE, SoC, Reference design, any other SEQUANS CONFIDENTIAL INFORMATION and any INTELLECTUAL PROPERTY Rights associated with the foregoing.

1.8	“SoC”: SEQUANS User Equipment System-on-Chip component suitable for applications compliant with the LTE standard and detailed under Exhibit A.

1.9	“SOFTWARE”: the user equipment software package comprising SOFTWARE BINARY CODE and SOFTWARE SOURCE CODE.

1.10	“SOFTWARE BINARY CODE”: the SOFTWARE binary code described in Exhibit B.

1.11	“SOFTWARE SOURCE CODE”: the SOFTWARE source code described in Exhibit B.

1.12

“SEQUANS COMMUNICATIONS STANDARD TERMS AND CONDITIONS OF PRODUCT SALE”: the standard terms and condition that apply to sales of Sequans’ chip products, appended as Exhibit D hereto. In case of conflict with the provisions of SEQUANS COMMUNICATIONS TERMS AND CONDITIONS OF PRODUCT SALE, the terms of this TALA shall prevail.

1.13	“LICENSED SOLUTION”: the hardware and software developed by SEQUANS described in Exhibit A and Exhibit B.

SECTION 2. SCOPE - LICENSE GRANT - RESTRICTIONS

2.1.

License Grant: Subject to the terms and conditions of this TALA, SEQUANS grants to LICENSEE, and LICENSEE hereby accepts, a non-exclusive, perpetual, worldwide and non-transferable right to use LICENSED SOLUTIONS that LICENSEE purchases from SEQUANS exclusively to:

2.1.1	internally develop and design LICENSEE PRODUCTS,

2.1.2	use the SOFTWARE BINARY CODE, exclusively in connection with the LICENSED SOLUTION and the development, and manufacture of LICENSEE PRODUCTS,

2.1.3	modify or adapt or have modified and adapted the SOFTWARE SOURCE CODE, exclusively in connection with the Licensed SOLUTION and LICENSEE’S PRODUCT,

offer for sale and sell, have sold or otherwise distribute or have distributed the LICENSEE PRODUCTS incorporating the LICENSED SOLUTION; and thus sub-license to its customers worldwide the use of the LICENSED SOLUTION as a part of LICENSEE PRODUCTS purchased by such customers, including all new releases of the SOFTWARE BINARY CODE provided to LICENSEE in connection with maintenance services as referred to under section 6 “MAINTENANCE AND SUPPORT SERVICES/WARRANTY - FEES,” and all modifications and adaptations thereto made by LICENSEE.

License_Agreement_UE_LTE_20200903	2

2.2	Sublicense to Contractors.

With advance notice to SEQUANS, LICENSEE may temporarily release the SOFTWARE BINARY CODE to a third-party contractor, whether a manufacturing contractor or a design services contractor, which shall not be a competitor of SEQUANS, solely to exploit the SOFTWARE BINARY CODE as provided above in section 2.1, and provided such third-party contractor agrees in writing to terms and conditions including restrictions on disclosure and use of the Licensed SOLUTION that are at least as restrictive as are contained in this Agreement, and further agrees to return all copies of such SOFTWARE BINARY CODE to LICENSEE at the conclusion of the use of the SOFTWARE BINARY CODE pursuant to section 2.1.

The notice to SEQUANS shall be in the form of Exhibit E and shall be communicated to the [***] by [***] Colombes, France). The notice is effective when confirmed by SEQUANS.

LICENSEE SHALL REMAIN SOLELY LIABLE FOR ANY BREACH OF CONTRACT BY LICENSEE’S CONTRACTORS.

2.3 Restrictions

All INTELLECTUAL PROPERTY rights and other proprietary rights of SEQUANS not expressly granted to LICENSEE in this TALA are expressly reserved by SEQUANS. The LICENSEE shall not acquire any title, copyright or other proprietary rights in the LICENSED SOLUTION other than specified in this TALA.

LICENSEE undertakes both to inform SEQUANS of any contemplated modification of the SOFTWARE SOURCE CODE and to specify the module(s) to be modified, such information to be provided before such intended modification and pursuant to the process defined under section 2 “Access to On-Line Technical Support” of Exhibit C “Maintenance and Support Services” appended hereto. Except as otherwise agreed upon by the parties, SEQUANS will have no obligation, responsibility, or liability for modules that been modified by LICENSEE and will not be required to maintain the modified codes.

LICENSEE ACKNOWLEDGES THAT THE SOFTWARE (BINARY CODE AND SOURCE CODE) AND THE SOC COMPOSING THE LICENSED SOLUTION SHALL NEVER BE USED SEPARATELY, SO AS TO PRESERVE THE INTEGRITY OF THE UE SOLUTION (THE MAJOR RULE):

☐

ANY FAILURE TO RESPECT THIS MAJOR RULE SHALL CONSTITUTE A MAJOR BREACH OF THE PRESENT LICENSE, AND SEQUANS MAY TERMINATE THE AFORESAID LICENSE AFTER PRIOR NOTICE TO LICENSEE AND A REASONABLE OPPORTUNITY TO CURE THE BREACH OR DEFAULT, NOTWITHSTANDING THE RIGHT OF SEQUANS TO CLAIM FOR ANY COMPENSATORY DAMAGES WITH RESPECT TO LICENSEE’S BREACH OF THE MAJOR RULE;

☐	LICENSEE SHALL REMAIN LIABLE FOR ANY INFRINGEMENT OF SUCH MAJOR RULE, EITHER BY LICENSEE ITSELF OR ITS EMPLOYEES, AGENTS, PRINCIPALS AND INDEPENDENT CONTRACTORS.

LICENSEE shall reproduce and include any and all copyright notices and proprietary rights legends that are included with the SOFTWARE.

LICENSEE acknowledges that the SOFTWARE contains open source code (e.g., source code subject to a GNU GPL license) and that specific license terms should consequently be applied. The open source code incorporated into the SOFTWARE and the rules that apply to it are described in Exhibit B. LICENSEE acknowledges that in no event shall SEQUANS be liable for any and all damages caused by LICENSEE or its customers in connection with the failure to comply with the applicable open source license terms.

LICENSEE shall not offer for sale, sell, transfer or distribute LICENSED SOLUTION or any portion thereof, except when incorporated in LICENSEE PRODUCTS.

THIS TALA WILL AUTOMATICALLY TERMINATE UPON LICENSEE’S TRANSFER OF ANY COPY OF THE SOFTWARE TO ANOTHER PARTY (IF NOT INTENDED FOR EVALUATION, DEVELOPMENT OR TESTING OF LICENSEE PRODUCT OR FOR INCORPORATION IN THE LICENSEE PRODUCT).

Access to the SOFTWARE shall be limited to LICENSEE’S employees and internal contractors who (i) require access to the SOFTWARE for the purpose of developing or testing LICENSEE PRODUCT, and (ii) have signed nondisclosure agreements in which such employees or contractors agree to protect third party confidential information on terms no less stringent than those set forth herein.

LICENSEE shall protect the SOFTWARE from unauthorized access, reproduction, disclosure or use. In the event LICENSEE becomes aware of any unauthorized use or disclosure of the SOFTWARE, LICENSEE shall notify SEQUANS immediately in writing and shall give full cooperation, at LICENSEE’S expense, to minimize the effects of such unauthorized use or disclosure.

LICENSEE shall not, nor permit others to, reverse engineer, decompile, or disassemble the SOFTWARE BINARY CODE, nor shall LICENSEE, nor permit others to, reduce the binary materials or any component thereof to human-readable or non-binary form.

License_Agreement_UE_LTE_20200903	3

[***]

[***]

SECTION 3. SOFTWARE DELIVERY

Upon execution of this TALA, SEQUANS will deliver the SOFTWARE BINARY CODE and SOFTWARE SOURCE CODE, as described in Exhibit B, to LICENSEE by communicating the access codes to an FTP server or cloud portal.

SECTION 4. LICENSE FEES - LATE PAYMENT FEES

4.1 LICENSED SOLUTION License Fees:

The fee of [***] for the license granted in section 2 (“License Fee”) shall be waived subject to the limitations set forth below:

•	[***]
•	[***]

[***]

[***]

[***]

SECTION 5. Purchase of Product

Any sale of SoCs or reference design boards to LICENSEE shall be governed by the following, in order of priority:

1.	the provisions contained herein including but not limited to the product pricing set forth in Exhibit F, mutatis mutandis, except sections 3, 4 and 6; and then

2.	the terms and conditions in Exhibit D, unless the Parties agree in writing upon other specific terms and conditions.

SECTION 6. MAINTENANCE AND SUPPORT SERVICES/WARRANTY - FEES

6.1 Warranty:

SEQUANS warrants to LICENSEE that the LICENSED SOLUTION will perform substantially in accordance with the applicable features specified in Exhibit A for one (1) year following SOFTWARE delivery (the “Warranty Period”).

SEQUANS warrants that the information provided under Exhibit B is complete and accurate. SEQUANS warrants that is in compliance with all applicable license terms for open source software used in the SOFTWARE.

6.2 Maintenance and support services and related fees:

During the Warranty Period, Sequans will provide the maintenance and support services described in Exhibit C (“MS Services”) without charge.

After the expiration of the Warranty Period, upon written request from LICENSEE, SEQUANS will provide MS Services for additional one year terms in consideration of the payment by LICENSEE of annual maintenance fees amounting to [***] per year. The MS Services period shall automatically renew for subsequent one-year periods. LICENSEE may terminate the MS

License_Agreement_UE_LTE_20200903	4

Services by notifying the other Party in writing at least ten (10) business days before the start of a new MS Services period. If the [***]

As regards following years, the maintenance fees shall be subject to the reductions detailed hereafter with respect to the units of SoC purchased in the prior year by LICENSEE:

[***]

Should LICENSEE require development or other services not included in the MS Services, the Parties agree to negotiate in good faith the required Statement of Work and related fees.

LICENSEE will pay the MS Services fees applicable to a given one-year period within forty five (45) days of receipt of SEQUAN’s invoice.

In the event that such fees remain unpaid for sixty (60) days after LICENSEE’s receipt of SEQUAN’s invoice, SEQUAN may suspend all MS Services until such time as the fees have been paid by LICENSEE.

6.3 Exclusions:

LICENSEE hereby acknowledges that the LICENSED SOLUTION is a highly sensitive electronic product requiring special handling and that neither the Warranty granted under Section 6 herein shall apply nor shall SEQUANS provide the MS Services in the event the LICENSED SOLUTION, or any part thereof, has been (i) subject to accident, misuse (i.e., not in compliance with its specifications and/or the terms and conditions set forth herein), negligence or improper installation/implementation, (ii) subject to maintenance services provided by anyone other than SEQUANS, or (iii) incorporated in products other than LICENSEE PRODUCT.

SECTION 7. INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT INDEMNITY

a.

SEQUANS will defend any claim, suit, or proceeding brought against LICENSEE and will pay any damages or court costs (excluding consequential and exemplary damages) finally awarded against LICENSEE, or agreed to by SEQUANS in settlement or compromise, to the extent such claim, suit, or proceeding is based on an allegation that the LICENSED SOLUTION or any apart thereof, or the use or distribution thereof in accordance with this TALA, infringes upon a third party’s Intellectual Property right, including but not limited to patent, copyright or trade secret (a “Claim”) provided that LICENSEE (i) promptly notifies SEQUANS of such claim, suit, or proceeding; (ii) gives SEQUANS all applicable evidence in LICENSEE’s possession, custody or control; (iii) gives SEQUANS reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise; and (iv) has paid and continues to pay all fees due to SEQUANS under this TALA and has complied and continues to comply with all other provisions of this TALA.

b.

In the event the LICENSED SOLUTION is held to constitute an infringement of third party Intellectual Property right, SEQUANS may at its sole discretion: (i) obtain a license that allows LICENSEE to continue to use the LICENSED SOLUTION, or (ii) replace or modify the LICENSED SOLUTION so that it becomes non-infringing and reasonably meets the applicable specifications set forth in Exhibits A and B.

c.

Exceptions. Notwithstanding the foregoing provisions of this Section 7, SEQUANS shall have no liability for LICENSEE’s willful acts or for any settlement or compromise incurred or made by LICENSEE without SEQUANS’s prior written consent. Notwithstanding the above, SEQUANS shall have no obligation to defend and shall have no indemnification obligation under this section 7 with respect to any Claim to the extent it (i) is based upon any use of the LICENSED SOLUTION by LICENSEE that is in violation of this Agreement, (ii) is based upon any use of the LICENSED SOLUTION by LICENSEE outside the LICENSED SOLUTION use for cellular communications devices (iii) is based upon any intellectual property right of an entity in which LICENSEE or an affiliate or subsidiary has a controlling or financial interest or for which it has cross license rights, (iv) results from any suit or allegation initiated by LICENSEE (e.g., a counter claim), (iv) is based upon LICENSEE’s failure to use materials or instructions provided by SEQUANS which would have rendered the LICENSED SOLUTION non-infringing as long as the materials or instructions do not materially affect the performance of the LICENSED SOLUTION (v) is based solely upon LICENSEE’s modifications or alterations to LICENSED SOLUTION, or a combination of the LICENSED SOLUTION with other items not furnished by SEQUANS where the infringement is caused solely by such combination (vi) is based upon SEQUANS’s compliance with LICENSEE’s particular design, instructions or specifications, or (vii) is based upon LICENSEE’s failure to use any modifications, including corrections and enhancements, delivered to LICENSEE by SEQUANS, if such use would have prevented the infringement

d.

Standard Essential IPR. SEQUANS shall have no obligation to defend and shall have no indemnification obligation under this section 7 with respect to any Claim to the extent it is based solely upon any alleged infringement of Standard Essential IPR, except when LICENSEE purchase modules with Standard Essential IPR coverage, it being specified that chipsets can only be sold without Standard Essential IPR coverage.

e.

LICENSEE Indemnification. LICENSEE will defend any claim, suit, or proceeding brought against SEQUANS for infringement of a third party’s intellectual property rights and will pay any damages or court costs (excluding consequential and exemplary damages) awarded against SEQUANS, or agreed to by LICENSEE in settlement or compromise, to the extent such claim, suit,

License_Agreement_UE_LTE_20200903	5

or proceeding is based solely on: (i) LICENSEE’s modifications to the SOFTWARE or LICENSED SOLUTION, (ii) SEQUANS’s compliance with LICENSEE’s particular design, instructions or specifications, (iii) LICENSEE’s failure to use any modifications, including corrections and enhancements, delivered to LICENSEE by SEQUANS, if such use would have prevented the infringement, (iv) the use or incorporation, or the facilitation thereof, of the LICENSED SOLUTION in products other than LICENSEE PRODUCTS, on the condition that SEQUANS: (a) promptly notifies LICENSEE of such claim, suit or proceeding; (b) gives LICENSEE all applicable evidence in SEQUANS’s possession, custody or control related to such claim, suit or proceeding; and (c) gives LICENSEE reasonable assistance in and sole control of the defense thereof and all negotiations for its settlement or compromise.

f.

Each party may be represented in any such indemnification proceeding by counsel of its own choosing at its own expense. The indemnifying Party shall not agree to any settlement or compromise that admits fault or imposes liability on the part of the indemnified Party without its prior written consent.

THIS SECTION 7 STATES THE PARTIES’ ENTIRE OBLIGATION AND LIABILITY, AND THE PARTIES’ SOLE REMEDY, FOR ANY ALLEGATIONS OF INFRINGMENT OF THIRD PARTY INTELLECTUAL PROPERTY ARSING OUT OF OR RELATING TO THE USE OF THE LICENSED SOLUTION IN WHOLE OR IN PART.

SECTION 8. LIMITED LIABILITY - LIMITATION OF REMEDIES

THE WARRANTIES RESPECTIVELY PROVIDED FOR UNDER

(i)	SECTION 6 “WARRANTY/MAINTENANCE AND SUPPORT SERVICES - FEES” AND SECTION 7 “INFRINGEMENT INDEMNITY” ABOVE AND

(ii)	SECTION 11 OF THE SEQUANS COMMUNICATIONS TERMS AND CONDITIONS OF PRODUCT SALE APPENDED UNDER EXHIBIT D HERETO (OR ANY OTHER PROVISION TO BE SUBSTITUTED UPON AGREEMENT OF THE PARTIES)

ARE EXCLUSIVE, AND SEQUANS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NEITHER CUSTOMER NOR ANY OTHER PERSON OR BUSINESS ORGANIZATION IS AUTHORIZED TO MAKE ANY WARRANTY OR ASSUME ANY OBLIGATION OR LIABILITY ON SEQUANS’ BEHALF IN CONNECTION WITH THE SALE, INSTALLATION, OR USE OF THE LICENSED SOLUTION.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS - INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL - INCURRED BY THE OTHER PARTY IN CONNECTION WITH OR ARISING OUT OF THE PRESENT TALA AND/OR THE USE OF ANY ITEMS OR SERVICES PROVIDED FOR IN THIS TALA, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR OF ANY CLAIM BY ANY OTHER PARTY.

PURSUANT TO SECTION 2 ABOVE, LICENSEE AKNOWLEDGES THAT IN NO EVENT SHALL SEQUANS BE LIABLE FOR, ANY DAMAGES CAUSED BY LICENSEE OR ITS CUSTOMERS BREACH OF ANY APPLICABLE OPEN SOURCE CODE LICENSE TERMS REGARDING OPEN SOURCE CODE CONTAINED IN THE SOFTWARE AND DEFINED IN EXHIBIT B.

IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS TALA EXCEED THE GREATER OF [***]

SECTION 9. TERM - TERMINATION

The term of this TALA shall commence on the Effective Date.

If either Party breaches any of its representations or obligations under this TALA, the other Party shall have the right, without prejudice to any other rights it may have, at any time thereafter to terminate this TALA upon at least forty-five (45) days’ notice, provided that such breach is continuing at the end of such notice period.

In the event of a termination due to breach by LICENSEE, SEQUANS shall keep the LICENSE FEE and LICENSEE shall pay to SEQUANS all outstanding maintenance fees and expenses accrued before the termination date in accordance with this TALA.

In the event a termination due to breach by SEQUANS, LICENSEE shall be entitled to continue to exercise the granted under this TALA, to continue to distribute and sell LICENSEE Products using and incorporating the LICENSED SOLUTION in its inventory, including LICENSEE PRODUCTS in process or production and shall be entitled to keep the SOFTWARE and all related documentation until for LICENSEE’s customers support. Nothing herein shall be construed to limit LICENSEE’s rights to seek any additional damages or remedies available to it under the law.

Upon termination of this TALA for LICENSEE’S uncured breach of this TALA, the TALA and all other rights granted hereunder to LICENSEE shall immediately cease, and LICENSEE shall (i) return the SOFTWARE (any and all releases) and all related documentation to SEQUANS, or (ii) destroy all remaining copies of such SOFTWARE and of the associated documentation and confirm such destruction in writing, provided, however, that LICENSEE shall be permitted to sell, distribute, and support any LICENSEE PRODUCTS in its inventory, including LICENSEE PRODUCTS in production and shall be entitled to keep the SOFTWARE and all related documentation until for LICENSEE’s customers support.

License_Agreement_UE_LTE_20200903	6

SECTION 10. CONFIDENTIALITY

10.1 Treatment and Protection of Confidential Information.

The Receiving Party acknowledges that, during the performance of this TALA, the Disclosing Party may disclose, or the Receiving Party may learn, of the Disclosing Party’s CONFIDENTIAL INFORMATION. The Receiving Party agrees to take reasonable steps to protect the Disclosing Party’s CONFIDENTIAL INFORMATION. The Receiving Party agrees not to: (1) use, except as required by the normal and proper course of performing under this TALA, (2) disclose, (3) copy, or (4) allow access to, the Disclosing Party’s CONFIDENTIAL INFORMATION without the express prior written consent of the Disclosing Party.

These restrictions shall continue to apply as long as the Disclosing Party maintains the confidentiality of the CONFIDENTIAL INFORMATION.

10.2 Employees.

The Receiving Party shall make its employees, agents, principals, and independent contractors aware of the confidentiality obligations of this TALA and the Receiving Party shall require its employees, agents, principals, and independent contractors to execute confidentiality agreements undertaking an obligation of confidentiality comparable to that provided in this TALA.

10.3 Return of Property.

Subject to LICENSEE’s right to retain the SOFTWARE and all related documentation as provided in Section 9 above, the Receiving Party agrees to return to the Disclosing Party promptly upon the termination of this TALA, or at any other time when requested, property of the Disclosing Party, including but not limited to all CONFIDENTIAL INFORMATION of the Disclosing Party, media containing such CONFIDENTIAL INFORMATION and all copies thereof.

SECTION 11. GENERAL TERMS

11.1 Waiver of Breach.

A breach of any provision of the TALA may only be waived in writing and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach.

11.2 Severability.

If any provision of the TALA should, for any reason, be held invalid or unenforceable in any respect, the remainder of the TALA shall be enforced to the full extent permitted by law. A court of competent jurisdiction is hereby empowered to modify the invalid or unenforceable provision to make it valid and enforceable.

11.3 Assignment and Transfer.

Neither Party shall assign or transfer the TALA or any part thereof without the express prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

11.4 Force Majeure.

Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, storms, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such Party.

11.5 Entire Agreement.

The TALA and the exhibits hereto contain the entire agreement between the Parties as to the subject matter hereof. The TALA may not be modified or amended except in writing signed by the Parties, or as provided elsewhere in the TALA.

11.6 Headings.

Headings in the TALA are for the purpose of convenience only. They are not intended to be a material part of the TALA, and in the event of any conflict between the heading and the text, the text shall govern.

11.7 Publicity.

SEQUANS will have the right to use LICENSEE’s name and logo on SEQUANS’ website and in corporate presentations.

SEQUANS and LICENSEE agree to issue a joint press release in a form mutually agreed by the Parties regarding their relationship at a time that is mutually agreeable to both Parties.

License_Agreement_UE_LTE_20200903	7

11.8 Governing Law and Jurisdiction.

The TALA shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of the interpretation and/or the performance of the present agreement shall be submitted to the exclusive competence of the state or federal courts for the Southern District of New York, New York, notwithstanding plurality of defendants or introduction of a third party.

SEQUANS

/s/ Deborah Choate
Name:	Deborah Choate
Title:	Chief Financial Officer Sequans Communications

LICENSEE

/s/ Roger Wendelken
Name:	Roger Wendelken
Title:	Sr Vice President, MCU, IIBU

License_Agreement_UE_LTE_20200903	8